SUBSIDIARIES OF LINCOLN BANCORP

Subsidiaries of Lincoln Bancorp:


                  Name                     Jurisdiction of Incorporation

Lincoln Federal Savings Bank                            Federal

LF Service Corp.                                        Indiana